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                                                                    EXHIBIT 4(M)

                               Second Amendment to
                            Stock Purchase Agreement

      This Second Amendment Agreement is made as of the 15th of May, 1997 among Westinghouse Electric Corporation, a Pennsylvania corporation ("WEC"), Rollins Environmental Services, Inc., a Delaware corporation ("RESI"), and Laidlaw, Inc., a Canadian corporation ("Laidlaw").

                                    Recitals

      WEC and RESI entered into a Stock Purchase Agreement dated as of March 7, 1995 ("Purchase Agreement") wherein RESI purchased from WEC all of the stock of National Electric, Inc., a Minnesota corporation ("NEI") and Aptus, Inc., a Delaware corporation ("Aptus"), a wholly-owned subsidiary of NEI.

      WEC and RESI executed an Amendment to Stock Purchase Agreement dated September 22, 1995 ("First Amendment").

      WEC, subject to the terms of the Purchase Agreement agreed to provide letters of credit and reimburse RESI for letters pursuant to the terms of
Section 5.8 Closure and Post-Closure Costs and Financial Assurances ("Closure LOC").

      WEC, subject to the terms of the Purchase Agreement, further agreed to provide a letter of credit ("Bond LOC") to support repayment of those certain Variable Rate




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Hazardous Waste Treatment Revenue Bonds ("Rollins Environmental Services, Inc.,
Project"), Series A, issued by Tooele County, Utah such bonds having a face amount of Forty-Seven Million Five Hundred Thousand Dollars ($47,500,000) ("Tax-Exempt Bonds").

      WEC and RESI entered into that certain Side Letter Agreement dated May 31, 1995 dealing with the Remarketing of the Tax Exempt Bonds ("Side Agreement").

      The Tax Exempt Bonds were originally issued as of June 1, 1990, remarketed under the First Supplemental Indenture of Trust dated as of May 1, 1995 and subsequently remarketed on December 5, 1996 supported by an LOC in the original principal amount of $52,631,167 (U.S. Dollars) issued by ABN AMRO Bank N.W. acting through its Pittsburgh Branch.

      RESI has entered into a purchase agreement with Laidlaw, Inc. ("Laidlaw") to purchase all of the stock Laidlaw Environmental Services Inc. ("LESI") and Laidlaw Environmental Services Ltd. ("LESL"), both of which are wholly-owned subsidiaries of Laidlaw, Inc. The surviving entity will be renamed Laidlaw Environmental Services, Inc.

      WEC wishes to be released from the obligations under Sections 5.8, 7.8 and the Side Agreement and any other obligations associated with the Closure LOC and the Bond LOC; and



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      NOW THEREFORE, WEC, RESI and Laidlaw for good and valuable consideration and intending to be legally bound hereby agree as follows:

      1) WEC is released of any obligation to provide Closure LOCs pursuant to Section 5.8 of the Purchase Agreement for the facilities of RESI located at Aragonite, Utah, Coffeyville, Kansas and Lakeville, Minnesota.

      2) WEC shall be reimbursed for any amounts it has paid in connection with the providing of such Closure LOCs that has not been previously reimbursed by RESI to WEC pursuant to 5.8 of the Purchase Agreement.

      3) RESI and Laidlaw agree to cause the release cancellation and return of the Closure LOC on the date that RESI and Laidlaw close the purchase agreement that those parties have entered into for the stock of LESI and LESL ("Closing Date"); provided, however, RESI and Laidlaw may if needed and after prior written notice to WEC, have an additional 30 days from the Closing Date to replace such Closure LOC.

      4) Laidlaw shall indemnify and hold WEC harmless from and against any damages, liabilities, costs or expenses suffered or incurred by WEC in connection with the Closure LOC, including such amounts under paragraph 2 above and, including but not limited to, any claims against the Closure LOC if such Closure LOC is not replaced on the Closing Date.


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      5)    WEC is released of any obligations to provide Bond LOC pursuant to
Section 7.8 of the Purchase Agreement in connection with the Tax Exempt Bonds.

      6) WEC shall be reimbursed for any amounts it has paid in connection with the providing of such Bond LOC that has not been previously reimbursed by RESI to WEC.

      7) RESI and Laidlaw agree to cause the release cancellation and return of the Bond LOC on the Closing Date; provided, however, RESI and Laidlaw may if needed and after prior written notice to WEC, have an additional 30 days from the Closing Date to replace such Bond LOC.

      8) Laidlaw shall indemnify and hold WEC harmless from and against any damages, liabilities, costs and expenses suffered or incurred by WEC in connection with the Bond LOC, including such amounts under Paragraph 6 above and, including but not limited to, any claims against the Bond LOC if such Bond LOC is not replaced on the Closing Date.

      9) The failure to comply with the provisions of this Second Amendment shall be a default under that Certain Promissory Note of even date herewith having WEC as payee and RESI as obligor in the original principal amount of $60,000,000.



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      10)   This Agreement shall be binding upon the successors and assigns whether by contract, merger or operation of law of WEC, RESI and Laidlaw; provided, however, Laidlaw shall not be permitted to transfer or assign its obligations hereunder without the prior written consent of WEC.

      11)   RESI represents and warrants that:

            (a) Corporate Existence and Authority. RESI is a corporation validly incorporated and existing in good standing under the laws of its jurisdiction of incorporation and is duly qualified and authorized to do business in each jurisdiction where such qualification is necessary or where failure to be qualified would have a material adverse effect on its doing business.

            (b) Corporate Authority. RESI has the legal right corporate power and corporate authority to enter into this Agreement and to do all acts and things and execute and deliver all other documents and instruments as are required hereunder or thereunder to be done, observed or performed by it in accordance with the terms hereof and thereof.

            (c) Valid Authorization of Credit Documents. RESI has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the execution, delivery and performance of this Agreement or any other Credit Document by such Borrower will not (i) require the consent or approval of any governmental entity having jurisdiction over it, except such as have already been obtained and are in full force and effect; (ii) contravene or conflict with the articles, by-



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laws or resolutions of directors or shareholders of RESI or the provisions of any judgment, order, statute, regulation, indenture, instrument, agreement or undertaking to which RESI is a party or by which RESI is or may become bound; or
(iii) oblige RESI to grant, or will result in the creation of, security interest in favour of any Person.

            (d) Validity and Binding Effect. This Agreement constitutes a valid and legally binding obligation of RESI enforceable against it in accordance with their terms.

      12)   Laidlaw represents and warrants that:

            (a) Corporate Existence and Authority. LAIDLAW is a corporation validly incorporated and existing in good standing under the laws of its jurisdiction of incorporation and is duly qualified and authorized to do business in each jurisdiction where such qualification is necessary or where failure to be qualified would have a material adverse effect on its doing business.

            (b) Corporate Authority. LAIDLAW has the legal right, corporate power and corporate authority to enter into this Agreement and to do all acts and things and execute and deliver all other documents and instruments as are required hereunder or thereunder to be done. observed or performed by it in accordance with the terms hereof and thereof.

            (c) Valid Authorization of Credit Documents. LAIDLAW has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the execution, delivery and performance of this agreement or any other Credit Document by such Borrower will not (i) require the consent or approval of any


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governmental entity having jurisdiction over it, except such as have already been obtained and are in full force and effect; (ii) contravene or conflict with the articles, bylaws or resolutions of directors or shareholders of LAIDLAW or the provisions o~ any judgment, order, statute, regulation, indenture, instrument, agreement or undertaking to which LAIDLAW is a party or by which LAIDLAW is or may become bound; or (iii) oblige LAIDLAW to grant, or will result in the creation of ? security interest in favour of any Person.

            (d) Validity and Binding Effect. This Agreement constitutes a valid and legally binding obligation of LAIDLAW enforceable against it in accordance with their terms.

      13) This Agreement shall be construed in accordance with and governed by the laws of the State of New York to agreements made and to be performed wholly within such state. All of the parties agree to the exclusive jurisdiction and venue in the courts of the United States sitting in the City of New York, New York.

      IN WITNESS HEREOF, the Parties have executed this Agreement as of the date first written above.

                    WESTINGHOUSE ELECTRIC COROCORPORATION (WEC) a Pennsylvania corporation

                    By: /s/ C.E. Mort
                       -------------------------------------
                    Its: C.E. Mort
                        ------------------------------------
                        Vice President

                    ROLLINS ENVIRONMENTAL SERVICES, INC. (RESI)
                    A Delaware corporation

                    By: /s/ John Rollins, Jr.
                        -----------------------------------
                        John Rollins, Jr.

                    Its:
                         ----------------------------------


                    LAIDLAW INC. (Laidlaw)
                    a Canadian corporation

                    By: /s/ Ivan Cairns
                       -----------------------------------
                    Its: Senior Vice President
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